Exhibit 4.27

First Amendment to the Warrant Agreement

dated as of September 18, 2020

by and between

WISeKey International Holdings Ltd General-Guisan-Strasse 6, 6300 Zug, Switzerland	(hereinafter the Company)

And

Crede CG III, Ltd. Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda	(hereinafter the Warrant Holder)
(the Company and the Warrant Holder each a Party and together the Parties)

regarding the grant by the Company of the Warrant Right (as defined herein)

WHEREAS

A.	The Company and the Warrant Holder are parties to a Warrant Agreement dated as of September 28,2018 (as further amended hereby or as amended in the future, the "Warrant Agreement”)

Now, therefore, the Parties agree as follows:

1.	Amendments to the Warrant Agreement

Section 2 (c) is amended in its entirety to read as follows:

The Warrant may be exercised at any date and time between effective Disbursement pursuant to the terms of the Convertible Loan Agreement and the close of business on the fifth anniversary of the Effective Date (the Exercise Period).

2.	General Terms

(a)	Except as amended hereby, all terms and conditions of the Warrant Agreement remain in full force and effect.

(b)	This document contains the entire agreement of the Parties in connection with the subject matter of this Amendment and cannot be changed or terminated orally.

(c)	If there is an express conflict between the terms of this Amendment and the terms of the Warrant Agreement, the terms of this Amendment will govern and control.

[Signatures on the Next Page]

IN WITNESS WHEREOF, the Company and the Warrant Holder, each by its duly authorized officers, have executed this Agreement as of the day and year first written above.

WISeKey International Holding Ltd

/s/ Carlos Moreira	/s/ Peter Ward
Carlos Moreira Chief Executive Officer and Chairman of the Board of Directors	Peter Ward Chief Financial Officer and Member of the Board of Directors

Crede CG III, Ltd.

/s/ Terren Peizer
Terren Peizer Chief Executive Officer